EXHIBIT 10.31


                     AMENDED AND RESTATED PROMISSORY NOTE

$391,361.63                                                April 12, 2002



          FOR VALUE RECEIVED, James Green, an individual ("Borrower"), hereby promises to pay to the order of DIGITAL LIGHTWAVE, INC. ("Lender"), the principal sum of Three Hundred Ninety One Thousand Three Hundred Sixty One and 63/100 Dollars ($391,361.63), together with any accrued interest thereon. As of the date hereof, Borrower acknowledges and agrees that he has received from Lender an advance in the principal amount of Two Hundred Thousand Dollars ($200,000.00) pursuant to that certain Promissory Note, dated February 13, 2001, executed by Borrower in favor of Lender (the "Original Note"). Borrower also acknowledges and agrees that, as of the date hereof, interest in the amount of Sixteen Thousand Three Hundred Sixty One and 63/100 Dollars ($16,361.63) has accrued on and has been capitalized to the amounts outstanding under the Original Note.

         Interest, at a rate per annum equal to 8.0%, on the outstanding principal amount of this Amended and Restated Promissory Note (the "Note") shall be capitalized and added to the outstanding principal amount of this Note each calendar month. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

          The full amount of unpaid principal and interest hereunder (or any portion thereof) shall be payable on demand by Lender or, if earlier, on the date of termination of Borrower's employment with Lender (whether voluntarily by Borrower or upon Lender's termination of such employment for any reason whatsoever). All payments on account of principal and interest shall be made in lawful money of the United States of America at 15550 Lightwave Drive, Clearwater, Florida 33760, or at such other place as Lender hereof may from time to time designate in writing to the Borrower.

         All obligations under this Note are secured by, and Borrower hereby pledges and assigns to Lender to secure such obligations, all of Borrower's right, title and interest now or hereafter arising in and to (i) all shares of the capital stock of Lender from time to time held by Borrower at any time and from time to time (the "Stock Collateral"), (ii) all cash bonus amounts from time to time payable by Lender to Borrower in connection with Borrower's employment with Lender (such amounts, the "Bonus Receivables") and (iii) the property owned by Borrower located at 2985 Kensington Terrace, Tarpon Springs, Florida (the "Premises", and together with the Stock Collateral and the Bonus Receivables, collectively, the "Collateral").

         Until the payment in full of all amounts owed under this Note, Borrower agrees to deliver or cause to be delivered to Lender all certificates evidencing any of the Stock Collateral, to be held by Lender in order to perfect the security interest for the Stock Collateral granted hereunder. Borrower also authorizes Lender to retain possession, upon issuance of any capital stock for Borrower's benefit, of all certificates evidencing any such stock, for the further purpose of effecting perfection of the security interest granted hereunder.

         Borrower agrees from time to time to execute and deliver all such documents and to take all such actions as Lender may request in order to perfect or protect Lender's security interest provided for herein, or to facilitate Lender's exercise of its rights and remedies hereunder, including, but not limited to (i) executing a deed of trust, mortgage, or other document requested by Lender to record the lien on the Premises granted to Lender hereunder and (ii) depositing all Bonus Receivables with a depositary institution that has executed a three party account control agreement with Borrower and Lender, in form and substance satisfactory to Lender. In furtherance of the foregoing, Borrower hereby authorizes Lender to file UCC financing statements, naming Borrower as debtor and Lender as secured party, in such jurisdictions as Lender determines reasonably necessary to perfect the liens granted hereunder.

         One hundred percent (100%) of the proceeds of any sale by Borrower of any of the Stock Collateral, shall be applied upon such sale towards prepayment of the outstanding principal amount of the Note, together with accrued interest on the amount of principal so repaid. Upon payment by Lender at any time of any Bonus Receivable, one hundred percent (100%) of any such payment shall be applied towards prepayment of the outstanding principal amount of the Note, together with accrued interest on the amount of principal so repaid.

         Borrower agrees that upon any default of Borrower's obligations hereunder, Lender shall be entitled to set-off payment of any Bonus Receivable due Borrower by Lender against any outstanding obligations of Borrower under the Note. Borrower further agrees that upon any default of Borrower's obligations hereunder, Lender shall be entitled to exercise with respect of any of the Collateral pledged hereunder all rights of a secured creditor under the Uniform Commercial Code, as in effect in the state of Florida (or in the event the laws of the state of Florida do not apply, as in effect in any relevant jurisdiction) and all such rights as Lender shall otherwise have under applicable law.

         Borrower agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including, without limitation, reasonable attorneys' fees and legal expenses incurred by Lender of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise. This Note shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

         Subject to applicable law, the Borrower hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other formality in connection with the collection of any amounts payable hereunder.

         This Note amends and restates in its entirety, but without novation, the Original Note.



                                                                    JAMES GREEN

                                                                /s/ JAMES GREEN
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